Exhibit 99.6

Description of Transactions in the Shares that were Effected During the Past 60 Days —

Spear Point Condor LP

Date of Transactions	Number of Shares Purchased/(Sold)	Price Per Share (including commissions, if any)
01/04/16	1,500	$1.49
01/05/16	1,000	$1.50
01/06/16	3,000	$1.49
01/07/16	1,000	$1.49
02/01/16	1,000	$1.25
02/02/16	1,000	$1.22
02/03/16	100	$1.29
02/04/16	1,100	$1.20
02/05/16	500	$1.19
02/24/16	(3,700)	$1.06
02/24/16	(2,500)	$1.06
02/25/16	(15,000)	$0.95
02/26/16	(600)	$0.89
02/29/16	(4,403)	$0.89